DEFERRED FEE AGREEMENT


      THIS AGREEMENT dated December 31, 1998, by and between The Royce Fund (the "Trust"), a management investment company organized as a Delaware business trust, with offices at 1414 Avenue of the Americas, New York, New York 10019, and ________________ ("Trustee"), currently residing at
__________________________________.

                            W I T N E S S E T H:

      WHEREAS, Trustee currently serves as a trustee or director of the Trust and receives remuneration ("Trustee's Fees") from the Trust in that capacity; and

      WHEREAS, Trustee desires that an arrangement be established with the Trust under which Trustee may defer receipt of Trustee's Fees that may otherwise become payable to Trustee and that relate to services performed after the date hereof; and

     WHEREAS, the Trust is agreeable to such an arrangement.

     NOW, THEREFORE, it is agreed as follows:

      1.    Trustee  irrevocably  elects to defer  receipt,  subject  to  the
provisions  of  this Agreement, of [all] [$           ] [___%]  of  Trustee's
Fees which may otherwise become payable to Trustee for the calendar year 1999 and which relate to services to be performed during such year. Such election shall continue in effect with respect to such Trustee's Fees which may otherwise become payable to Trustee for any calendar year subsequent to 1999 and which relate to services to be performed during such subsequent year (which, together with the calendar year 1999, are referred to herein as "Deferred Years" and individually as a "Deferred Year"), unless prior to January 1 of a subsequent year, Trustee shall have delivered to the President or the Secretary of the Trust a written revocation or modification of such election with respect to all or any portion of such Trustee's Fees which may otherwise become payable to him for such subsequent year and which relate to services to be performed during such subsequent year. Trustee's Fees with respect to which Trustee shall have elected to defer receipt (and shall not have revoked such election) as provided above are hereinafter referred to as "Deferred Trustee's Fees".

      2. During any Deferred Year, the Trust shall credit the amount of Deferred Trustee's Fees to a book reserve account (the "Deferred Fee Account") based on the rate(s) of such Trustee's Fees in effect from time to time during such year.

      3 The "Underlying Securities" for the Deferred Fee Account shall be Investment Class shares of up to any three (3) series of [the Trust] [The Royce Fund, a Delaware business trust,] as the Trustee may from time to time designate in writing as the Underlying Securities.

     4. The value of the Deferred Fee Account as of any date shall be equal to the value such account would have had as of such date if the amounts credited thereto had been invested and reinvested in the Underlying
Securities   from  and  after  the  date  such  Underlying  Securities
were designated. In addition, the Deferred Fee Account shall be credited or debited, as the case may be, with all gains, losses, interest, dividends and earnings that would have been realized had the Deferred Fee Account been invested in such Underlying Securities from and after the date such Underlying Securities were designated.

     5. The Trust's obligation to make payments of the Deferred Fee Account shall be a general obligation of the Trust, and such payments shall be made from the Trust's general assets and property. Trustee's relationship to the Trust under this Agreement shall be only that of a general unsecured creditor, and neither this Agreement nor any action taken pursuant hereto shall create or be construed to create a trust or fiduciary relationship of any kind between the Trust and Trustee, Trustee's designated beneficiary or any other person, or a security interest of any kind in any property of the Trust in favor of Trustee or any other person. The Trust shall not be required to purchase, hold or dispose of any investments pursuant to this Agreement; provided, however, that if in order to cover its obligations hereunder the Trust elects to purchase any investments (including, without limitation, investments in the Underlying Securities), the same shall continue for all purposes to be a part of the general assets and property of the Trust, subject to the claims of its general creditors, and no person other than the Trust shall by virtue of the provisions of this Agreement have any interest in such assets other than an interest as a general creditor.
The Trust shall provide an annual statement to Trustee showing such information as is appropriate, including the aggregate amount in the Deferred Fee Account, as of a reasonably current date, which amount may increase or decrease from time to time as a result of gains, losses, interest, dividends and earnings, in accordance with Paragraph 4 above.

      6. Trustee hereby elects to have payments made, upon termination of Trustee's service as a trustee, out of Trustee's Deferred Fee Account

    /  /  in a lump sum;

    /  /  in _____ annual installments (not to exceed 10); or

    /  /  in _____ quarterly installments (not to exceed 40).


Otherwise, payment shall be made to Trustee in such number of annual installments as shall be determined by the Trust in its sole discretion. The Trust may consult with Trustee prior to such determination. Each annual installment payment shall be made as of January 31, beginning with the January 31st following the termination of Trustee's service as a trustee or director. Until complete payment of amounts credited to the Deferred Fee Account, the unpaid balance shall be credited or debited, as the case may be, with all gains, losses, interest, dividends and earnings in accordance with Paragraph 4 above. The Trust in its sole discretion reserves the right to accelerate payment of amounts in Trustee's Deferred Fee Account at any time after termination of Trustee's service as a trustee or director. Notwithstanding the foregoing, in the event of the liquidation, dissolution or winding up of the Trust or the distribution of all or substantially all of the Trust's assets and property relating to one or more series of its shares, if any, to shareholders of such series (for this purpose a sale, conveyance or transfer of the Trust's assets to a trust, partnership, association or other entity in exchange for cash, shares or other securities with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Trust shall not be deemed a termination of the Trust or such a distribution), all unpaid amounts in the Deferred Fee Account as to such series as of the effective date thereof shall be paid in a lump sum on such effective date.

      7. Payment of amounts credited to the Deferred Fee Account shall be made in the form of a check. Such payments shall be made to Trustee, except that:

           (a) In the event that Trustee shall be determined by a court of competent jurisdiction to be incapable of managing Trustee's financial affairs, and if the Trust has actual notice of such determination, payment shall be made to Trustee's personal representative(s); and

           (b) In the event of Trustee's death, payment shall be made to the last beneficiary designated by Trustee for purposes of receiving such payment in such event in a written notice delivered to the President or the Secretary of the Trust; provided that if such beneficiary has not survived Trustee, payment shall instead be made to Trustee's estate. (Trustee hereby designates _____________________ as the initial beneficiary for purposes of receiving such payment in such event.)

      The Trust may deduct from the payment of amounts in the Deferred Fee Account any amounts required for purposes of withholding for Federal, state and/or local income and employment tax or any similar tax or levy.

     8. Amounts in the Deferred Fee Account shall not in any way be subject to the debts or other obligations of Trustee and may not be voluntarily sold, transferred, pledged or assigned by him, except as provided in Paragraph 7(b) above.

      9. This Agreement shall not be construed to confer any right on the part of Trustee to be or remain a trustee or director of the Trust or to receive any, or any particular rate of, Trustee's Fees.

      10. Interpretations of, and determinations related to, this Agreement made by the Trust, including any determinations of the amounts in the Deferred Fee Account, shall be made by the Board of Trustees or Directors of the Trust (excluding trustees or directors who are personally interested in such interpretations and/or determinations) and, if made in good faith, shall be conclusive and binding upon all parties; and the Trust shall not incur any liability to Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement in good faith.

      11. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and may not be amended, modified or supplemented in any respect except by subsequent written agreement approved by the Board of Trustees or Directors of the Trust (excluding trustees or directors who are personally interested therein) and entered into by both parties.

      12. This Agreement shall be binding upon, and shall inure to the benefit of, the Trust and its successors and assigns and Trustee and Trustee's heirs, executors, administrators and personal representatives.

      13. This Agreement is being entered into in, and shall be construed in accordance with the internal laws of, the State of New York, without regard to conflicts of law provisions thereof.

     14. Notice is hereby given that this Agreement is executed on behalf of the Trust by an officer of the Trust as an officer and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually but are binding only upon the assets and property of the Trust.

      IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed on its behalf by its duly authorized officer and Trustee has executed this Agreement, on the date first written above.

                                   THE ROYCE FUND


                                   By: ________________________________
                                   Name:
                                   Title:



                                   ____________________________________
                                   Trustee

                           DEFERRED FEE AGREEMENT

                                Election Form


1.   Election to Defer

     I hereby elect to defer $_________ or _________% of Trustee's Fees for services rendered after _______, 199_.


2.   Underlying Securities

     I hereby elect the following series of The Royce Fund (not to exceed three (3)) to serve as my Underlying Securities under the Deferred Fee Agreement and allocate the respective percentages of Deferred Trustee's Fees to each such series, as follows:

                                            Percent of Deferred
     Name of Series                       Trustee's Fee Allocated
     ______________                       _______________________







3.   Payment Selection

     I hereby elect to receive the amounts credited to my Deferred Fee Account, upon termination of my service as a Trustee, as follows:

        /   /  in a lump sum;

        /   /  in          annual installments (not to exceed 10); or

        /   /  in          quarterly installments (not to exceed 40).

4.   Beneficiary Designation

     I hereby designate the following as my initial beneficiary for purposes of receiving deferred fee payments in the event of my death:

               Name:

               Address:


     Social Security Number:


5.   Acknowledgment

     I understand that the above election shall take effect with respect to Trustee's Fees earned after December 31, 1998. I acknowledge that the election to defer may be revoked or modified with respect to Trustee's Fees to be earned on or after the following January 1 so long as I deliver a written revocation or modification to the President or the Secretary of the Trust prior to such January 1.






Executed this ____ day of________,1998.  By:________________________________